AMENDED AND RESTATED
                             PRINCIPAL UNDERWRITING
                                       AND
                               SERVICING AGREEMENT
                                 BY AND BETWEEN
                       AAL CAPITAL MANAGEMENT CORPORATION
                                       AND
                          AID ASSOCIATION FOR LUTHERANS
                                      DATED
                                 JANUARY 1, 2000

                                TABLE OF CONTENTS


1.   Appointment of DISTRIBUTOR
2.   Underwriting Responsibilities of DISTRIBUTOR
3.   Additional Services to be Provided by DISTRIBUTOR
     3.1  Preparation of Sales Literature and Advertising Materials
     3.2  Licensing of Field and Home Office Staff
     3.3  Regulatory Compliance
     3.4  Field Training
     3.5  Confirmations
4.   Responsibilities of AAL
     4.1  Sales Commissions
     4.2  Sales Credits and Field Expenses
     4.3  Registrations of Securities and Investment Adviser
     4.4  Books and Records
     4.5  Duty to Keep Informed
     4.6  Transfer Agent and Management
5 Joint Procedures for Communications with the Public and with registered representatives
6.   Fees to be Paid to DISTRIBUTOR by AAL
     6.1  Services
     6.2  Determination of Charge/Expense Formulas for Services
     6.3  Preparation and Negotiation of Final Annual Budget for Services
     6.4  Accounting Procedures
7.   Independent Contractor
8.   Indemnification
     8.1  Indemnification of AAL
     8.2  Indemnification of DISTRIBUTOR
9.   Authorized Representations
10.  Amendment or Assignment of Agreement
11.  Termination of Agreement
12.  Miscellaneous
13.  Definition of Terms
14.  Compliance with Securities Laws
15.  Regulatory Examinations
16.  Notices
17.  Governing Law
Schedule A: Schedule of Sales Commissions

                 PRINCIPAL UNDERWRITING AND SERVICING AGREEMENT

         This PRINCIPAL UNDERWRITING AND SERVICING AGREEMENT (the "Agreement") made and entered into this 1ST day of January, 2000, by and between AAL CAPITAL MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the State of Delaware, ("DISTRIBUTOR" or "AAL CMC") and AID ASSOCIATION FOR LUTHERANS ("AAL), a fraternal benefit society organized and existing under the laws of the State of Wisconsin, on its own behalf and on behalf of AAL Variable Annuity Accounts I & II and AAL Variable Life Account I, all collectively referred to as "ACCOUNTS."

RECITALS

         AAL and all its ACCOUNTS are registered as unit investment trusts under the Investment Company Act of 1940 (the "1940 Act"), propose to offer for sale certain flexible premium deferred variable annuity, single premium immediate variable annuity and variable universal life certificates (the "Certificates"), interests in the ACCOUNTS under the Certificates are registered with the Securities and Exchange Commission (the "SEC") as securities under the Securities Act of 1933 (the " 1933 Act").

         Premiums received from owners of Certificates will be deposited at the owner's designation in the respective ACCOUNTS and/or in the AAL General Account. The ACCOUNTS will invest solely in portfolio shares of the AAL Variable Product Series Fund, Inc. (the "FUND").

         DISTRIBUTOR is a wholly-owned indirect subsidiary of AAL, is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the "1934 Act") and with state securities authorities in all 50 states, is a member of the National Association of Securities Dealers, Inc. ("NASD"), is authorized to offer and sell mutual funds and variable insurance products, and acts as DISTRIBUTOR of The AAL Mutual Funds, an investment company.

         AAL and DISTRIBUTOR intend to enter into an agreement by which DISTRIBUTOR will act as the principal underwriter in a continuous offering of the Certificates for AAL, the offerings to begin no sooner than on the effective date of the registration statements in connection with the Certificates under the 1933 Act, and state securities and insurance registrations. This Agreement pertains to the sale of Certificates by registered representatives licensed with DISTRIBUTOR, and not to the sale of Certificates by any other party and/or broker-dealer who may be authorized by AAL to sell Certificates or who may have a separate Distribution or Selling Agreement with AAL or DISTRIBUTOR.

         THEREFORE, in consideration of the covenants and mutual promises of the parties and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, DISTRIBUTOR and AAL agree as follows:

AGREEMENT

1.       APPOINTMENT OF DISTRIBUTOR

         AAL hereby appoints DISTRIBUTOR as the principal underwriter for the Certificates during the term of this Agreement in each state or other jurisdiction where the Certificates may legally be sold. Representatives of other broker-dealer firms with which AAL CMC has executed a selling agreement may also sell the Certificates. In addition, AAL may retain other firms to serve as principal underwriters of the Certificates. Anything in this Agreement to the contrary notwithstanding, AAL retains the ultimate right to suspend sales in any jurisdiction or jurisdictions, or to refuse to sell a Certificate to any applicant for any reason whatsoever.

2.       UNDERWRITING RESPONSIBILITIES OF DISTRIBUTOR

         DISTRIBUTOR agrees to offer and sell the Certificates, as agent for AAL, from time to time during the term of this Agreement upon the terms described in the Certificate Prospectuses. As used in this Agreement, the term "Prospectuses" shall mean the Prospectus and the statement of additional information included as part of the Registration Statement for AAL and the ACCOUNTS, as such Prospectuses and statements of additional information may be amended or supplemented from time to time. The term "Registration Statement" shall mean the Registration Statement, as amended from time to time and filed by AAL and the respective ACCOUNTS with the SEC, and effective under the 1933 Act and/or the 1940 Act.

         After the effective date of the Registration Statement for the Certificates, DISTRIBUTOR will hold itself out to receive applications, satisfactory to DISTRIBUTOR, for the purchase of the Certificates and will promptly transmit applications and premiums received for the Certificates which it accepts to AAL or to its designee.

         All purchases shall be deemed effective at the time and in the manner set forth in the Prospectuses. All applications, when accepted by DISTRIBUTOR and by AAL, shall designate the allocation of premiums by the purchaser among the separate investment options represented in the certificates, namely by the subaccounts of the ACCOUNTS and the AAL General Account, as defined and described in the Certificate Prospectuses. All premiums from purchasers shall be deposited by AAL in either the ACCOUNTS, to be promptly allocated among the subaccounts, or to the AAL General Account; as designated by the purchaser and in accordance with the 1940 Act and rules thereunder. Premiums allocated to the subaccounts of the ACCOUNTS shall be expressed as "accumulation units" of the Certificate as that term is defined in the Prospectus. The above allocation statements are subject to any specific allocation of premium requirements that may be set forth in the Certificate.

         DISTRIBUTOR agrees to be solely responsible for the operation of its business as a registered broker-dealer in connection with all its underwriting activities under this Agreement, and shall operate such business in accordance with all applicable laws and regulations. All sales of the Certificates by DISTRIBUTOR shall be made through registered representatives who are "Associated Persons" ("Associated Persons" as defined by the 1934 Act) of DISTRIBUTOR, and who are also agents or District Representatives of AAL. DISTRIBUTOR shall be responsible for selling only through registered representatives who are properly licensed to sell Certificates in jurisdictions where offers and sales take place.

     DISTRIBUTOR is responsible for certain services relating to the distribution of all prospectus(es) of the ACCOUNTS and Fund used by its registered representatives in the marketing of the Certificates. These services include, but are not limited to design, layout, printing, mailing or other delivery services.

3.       ADDITIONAL SERVICES TO BE PROVIDED BY DISTRIBUTOR

3.1      PREPARATION OF SALES LITERATURE AND ADVERTISING MATERIALS

         DISTRIBUTOR and AAL will cooperate in the initiation, preparation, printing and distribution of all public sales literature and advertising materials, as well as all training and marketing materials distributed to its registered representatives as "broker-dealer only" materials under rules, which are used by DISTRIBUTOR and its registered representatives in connection with the sale of the Certificates. AAL will, in a timely manner, provide DISTRIBUTOR with any and all materials and information necessary to enable DISTRIBUTOR to fulfill its obligations set forth in this section regarding sales literature and advertising materials. AAL will provide DISTRIBUTOR with the names of AAL employees who will review and approve the materials described in this subsection. DISTRIBUTOR will coordinate and provide copies of such materials to designated employees of AAL during the development process and all advertising and sales literature will be approved by both AAL and DISTRIBUTOR prior to use. DISTRIBUTOR will complete all of the necessary filings and approvals with the NASD and state securities authorities prior to the public use of such sales material and advertising. DISTRIBUTOR will provide copies of all materials to AAL. AAL will file and obtain approval of all such sales literature and advertising with State Insurance Commissioners where such filing is required by state laws. AAL will promptly advise DISTRIBUTOR when such filings and approvals are completed. Materials will only be made available for public use or registered representative use after all securities and insurance filings and approvals are completed and AAL has given approval for materials to be used. DISTRIBUTOR will be responsible for maintaining an inventory and approval history of all of its sales literature, advertising and "broker-dealer only" materials, and for the distribution of such materials to its registered representatives and to the public.

3.2      LICENSING OF FIELD AND HOME OFFICE STAFF

         DISTRIBUTOR will be responsible for managing the securities licensing all of its registered representatives in connection with the sale of the Certificates, and will directly handle all licensing by the NASD and state securities authorities that is necessary for the sale of the Certificates. AAL will be responsible for obtaining the necessary insurance licenses with state insurance authorities for the offer and sale of the Certificates. AAL and DISTRIBUTOR shall develop a joint electronic data base and reporting system to consolidate securities and insurance licensing information for their District Representatives and registered representatives, respectively. The system will provide controls satisfactory to DISTRIBUTOR in the processing of Certificate applications to ensure that all of its registered representatives are properly licensed when offering and selling the Certificates. The system shall be kept current by: (i) DISTRIBUTOR providing securities licensing data to AAL; and (ii) AAL providing insurance licensing data to a database that shall be maintained by AAL.

         The system described herein shall be equally accessible to AAL and DISTRIBUTOR. DISTRIBUTOR and AAL will cooperate to ensure the appropriate licensing of AAL and DISTRIBUTOR's home office employees (including DISTRIBUTOR's wholesalers) who require securities or insurance licenses in connection with their work with the Certificates. DISTRIBUTOR will arrange for pre-licensing study and training to assist such persons in obtaining their securities licenses as requested by AAL. All AAL employees who are Associated Persons of DISTRIBUTOR as a result of being licensed as registered representatives will be subject to compliance procedures and supervision of DISTRIBUTOR in connection with all work related to the Certificates in the same manner as all other Associated Persons.

3.3      REGULATORY COMPLIANCE

         DISTRIBUTOR will supervise all of its registered representatives who are Associated Persons of DISTRIBUTOR (including employees of AAL) with respect to all securities laws and regulations in connection with the offer and sale of the Certificates. Supervision shall include, but not be limited to, the following matters: acceptance of new business; suitability determinations (as made in accordance with NASD rules, SEC or other regulatory authority's rules and regulations); field training, supervision and sales practices; books and records requirements; approval and use of all advertising, sales literature and broker-dealer only materials; confirmation content and delivery; payment of commissions; and compliance with the written supervisory procedures of DISTRIBUTOR.

3.4      FIELD TRAINING

         Immediately after the effective date of the Registration Statement for the Certificates, DISTRIBUTOR shall be responsible for conducting field training of all of its associated registered representatives authorized to sell the Certificates in those states where the Certificates are approved for sale. The training program shall be developed and conducted by DISTRIBUTOR, although AAL may also participate in training activities. DISTRIBUTOR will coordinate with AAL concerning those AAL employees who will be involved in the development of the training program and in its execution. The training program shall be approved by both AAL and DISTRIBUTOR prior to implementation.

3.5      CONFIRMATIONS

         AAL shall be responsible to ensure that all purchases, sales or other transactions occurring in the account of an owner of a Certificate sold by its registered representatives shall be confirmed to the owner in writing in a form and manner which complies with the requirements of the 1934 Act, blue sky laws, and NASD rules. Such confirmations will be furnished by AAL to all owners of Certificates in accordance with securities laws, will reflect the facts of the transaction, and will show that they are being sent by AAL on behalf of DISTRIBUTOR acting in the capacity of agent for DISTRIBUTOR. The parties agree that the form and the manner of use of confirmations in connection with transactions occurring in such accounts shall be supervised by DISTRIBUTOR. AAL agrees AAL and its agent, if any, will prepare and distribute such confirmations in accordance with DISTRIBUTOR's instructions. AAL represents that it will make no changes or variations in either the form or the manner of distribution of such confirmations without the written approval of DISTRIBUTOR and shall cause such confirmations to be issued as directed by DISTRIBUTOR and on behalf of DISTRIBUTOR.

4.       RESPONSIBILITIES OF AAL

4.1      SALES COMMISSIONS

         AAL will pay DISTRIBUTOR a sales commission on Certificate sales pursuant to Schedule A attached hereto. DISTRIBUTOR intends to reallocate commissions to its registered representatives (including General Agents) for the sale of Certificates in accordance with a written fee schedule agreement between DISTRIBUTOR and its registered representatives. DISTRIBUTOR, for its convenience, authorizes AAL, as agent for DISTRIBUTOR, to make commission payments due to DISTRIBUTOR directly to its registered representatives.

         All commissions for the sale of the Certificates due to DISTRIBUTOR from AAL shall be reflected on DISTRIBUTOR's financial records as a receipt from AAL and a disbursement to DISTRIBUTOR'S registered representatives, notwithstanding the direct payment of such commissions by AAL to such registered representatives. AAL agrees to pay commissions directly to such registered representatives as a convenience to DISTRIBUTOR and recognizes that this agreement to pay is purely ministerial in nature and not discretionary.

         Notwithstanding the foregoing, it is agreed that AAL shall have the right in the payment of such commissions to treat such commissions as part of AAL employee compensation to such registered representatives for the purpose of calculation of AAL benefits programs and withholding taxes.

         AAL will maintain and provide records and reports reflecting the calculation of all commissions paid to, and any other cash and non-cash compensation (collectively "Commissions"), received by DISTRIBUTOR'S registered representatives and the details of the transactions upon which such Commissions are based, and will respond to any inquiries about Commission payments, pursuant to this section. DISTRIBUTOR shall designate to AAL the records required and such records shall be maintained subject to the provisions of Section 4.3 below.

4.2      SALES CREDITS AND FIELD EXPENSES

         Any AAL field charges or expenses for the Certificates will be paid directly by AAL. Sales credits for sales of the Certificates will be based on gross premiums received for the Certificates, subject to any exceptions that may exist or be developed with respect to internal transfers of funds among AAL and affiliated companies.

4.3      REGISTRATIONS OF SECURITIES

         AAL shall be solely responsible, at its expense, for registration of the Certificates and the ACCOUNTS with all required state and federal authorities. AAL agrees to maintain such registrations in effect at all times during the term of this Agreement, and to file such amendments, reports and other documents as may be necessary to ensure that there will be no untrue statement of material fact in any Registration Statement and that there shall be no omission to state a material fact in the Registration Statement, which omission would make the statements therein misleading. AAL may direct DISTRIBUTOR, and DISTRIBUTOR shall perform, any or all of the services described in this section.

4.4      BOOKS AND RECORDS

AAL agrees to maintain all books and records required and designated by DISTRIBUTOR under the securities laws in connection with the offer and sale of the Certificates by its registered representatives, as specifically required by
Section 17 of the 1934 Act, Rule 17a-3 and 17a-4 under the 1934 Act or as required by the NASD, and such other or further books or records as may be required by rule or regulation of any other federal or state regulatory organization or self-regulatory organization, to the extent such requirements are applicable to the variable product operations as mutually determined for purposes of this Agreement by DISTRIBUTOR and AAL. AAL shall maintain such books and records as agent on behalf of DISTRIBUTOR who shall be the owner thereof. AAL agrees that such books and records will be open and available to DISTRIBUTOR at all times, shall be surrendered promptly on request, without charge, to DISTRIBUTOR, and shall be subject to inspection by the SEC in accordance with
Section 17 of the 1934 Act, and by the NASD or other regulatory authorities having jurisdiction over the securities activities of the DISTRIBUTOR, at any time. The parties represent and warrant that DISTRIBUTOR has provided a schedule to AAL that describes the books and records to be maintained by AAL, on behalf of DISTRIBUTOR.

4.5      DUTY TO KEEP INFORMED

         AAL shall at its expense keep DISTRIBUTOR fully informed on a current basis of any changes or other material matters affecting the Certificates or the FUND. AAL will use its best efforts to provide advance notice to DISTRIBUTOR of any proposed chances in the Certificates or the FUND and to discuss such matters with DISTRIBUTOR prior to taking any action. AAL shall furnish DISTRIBUTOR copies of all information, financial statements, books and records and other papers that DISTRIBUTOR may reasonably request in connection with its due diligence inquiry or for use in connection with the distribution of Certificates.

4.6      TRANSFER AGENT AND MANAGEMENT

         AAL shall be solely responsible for the selection and supervision of a Transfer Agent for the Certificates; management of all Certificate accounts, including the subaccounts, establishing and maintaining account records and processing; and the receipt and disbursement of all monies related to the Certificates. Notwithstanding its responsibility for these matters, AAL shall keep DISTRIBUTOR currently informed, through reports requested by DISTRIBUTOR, of all activities related to the Certificates and the FUND. AAL will also keep DISTRIBUTOR informed and consult with DISTRIBUTOR in advance of any changes to the procedures for the management or administration of the Certificates or to any of the underlying records or documents related thereto. AAL recognizes that any communications with Certificate owners, or prospective Certificate owners, related to the Certificates sold by DISTRIBUTOR'S registered representatives are subject to securities regulations and must be approved in advance by AAL and DISTRIBUTOR and may require filing with and approval by the NASD and state securities authorities. Such communications include but are not limited to: correspondence statement stuffers, newspaper or magazine articles, confirmation messages and other similar written materials.

5. JOINT PROCEDURES FOR COMMUNICATIONS WITH THE PUBLIC AND WITH REGISTERED REPRESENTATIVES

         The parties recognize that all written materials which are provided to AAL members or prospective members in connection with the Certificates sold by DISTRIBUTOR'S registered representatives are required to meet specific standards established by securities and insurance regulatory authorities. Such materials will include advertising and sales literature, correspondence, magazine articles, newspaper articles, press releases and any other written public communication. To ensure compliance with all applicable rules and laws, it is agreed that DISTRIBUTOR will manage and coordinate the distribution of all public written materials related to the Certificates sold by DISTRIBUTOR'S registered representatives, including materials related to the FUND. No public materials will be released without the prior written approval of both AAL and DISTRIBUTOR, and both parties shall cooperate in the preparation and review of such materials. AAL will provide DISTRIBUTOR with the names of its employees designated to give approval for such written materials. All nonpublic written communications with DISTRIBUTOR'S registered representatives and to employees of AAL or DISTRIBUTOR, related to the Certificates shall be reviewed and approved by both AAL and DISTRIBUTOR prior to use. Such materials include, without limitation, field updates, "broker-dealer only" materials, training materials, and compliance information. AAL and DISTRIBUTOR will establish internal policies to insure that all such materials are appropriately and timely reviewed and shall cooperate with each other in establishing such procedures.

6.       FEES TO BE PAID TO DISTRIBUTOR BY AAL

6.1      SERVICES

         DISTRIBUTOR shall perform certain services, as requested by AAL, in connection with DISTRIBUTOR's role as principal underwriter in AAL's continuous offering of the Certificates ("Services"). Services shall be initially designated as "Marketing Services", "Broker-Dealer Administration", "Licensing", "Regulatory Compliance", "Field Training", and "Consulting". The parties represent and warrant that AAL and DISTRIBUTOR have mutually agreed to the definition and composition of each of the foregoing Services. AAL and DISTRIBUTOR agree that the definition and composition of each of the foregoing Services, and additional services to be rendered in connection with the sale of the Certificates, shall be reaffirmed or amended, as the case may be, on an annual basis in connection with the preparation and negotiation of the "Final Annual Budget" (as that term is defined in Section 6.3) for Services for such year.

6.2      DETERMINATION OF CHARGE/EXPENSE FORMULAS FOR SERVICES

         The parties represent and warrant that DISTRIBUTOR and AAL agree on the methods to determine and calculate the amount of Services to be charged by DISTRIBUTOR as an expense to AAL (the "Charge/Expense Formulas"). Charge/Expense Formulas shall be initially determined and defined as "Sales Credit Charges", "Direct Expenses", and "Per Hour Charges". AAL and DISTRIBUTOR covenant and agree that: (i) Charge/Expense Formulas shall be reaffirmed or amended, as the case may be, on an annual basis in connection with the preparation and negotiation of the Final Annual Budget for Services for such year; and (ii) Charge/Expense Formulas shall include a portion of DISTRIBUTOR's general overhead expenses as specifically stated in the underlying detail schedules for Charge/Expense Formulas ("Detail Schedules").

         DISTRIBUTOR and AAL affirm and agree that the Detail Schedules were reviewed by representatives of both AAL and DISTRIBUTOR in the due diligence process. The parties represent and warrant that DISTRIBUTOR and AAL agree on the allocation of dollar amounts of Services to the various categories of Charge/Expense Formulas (" Services Allocation"). Services Allocation shall be initially determined as set forth in the Final Annual Budget for the 1995 calendar year. AAL and DISTRIBUTOR covenant and agree that Services Allocation shall be reaffirmed or amended, as the case may be, on an annual basis in connection with the preparation and negotiation of the Final Annual Budget for Services for such year.

6.3      PREPARATION AND NEGOTIATION OF FINAL ANNUAL BUDGET FOR SERVICES

         Each successive year that this Agreement is in effect, DISTRIBUTOR shall prepare a projected annual budget for the successive year (the " Projected Annual Budget") and deliver the Projected Annual Budget to a designated representative of AAL. Each successive year that this Agreement is in effect, AAL shall provide comments to DISTRIBUTOR on the content of the Projected Annual Budget. AAL and DISTRIBUTOR covenant and agree that: (i) a final, agreed form of the Projected Annual Budget (the "Final Annual Budget") shall be determined on or before the deadline date set forth for the submission of annual budgets pursuant to AAL budget policies; and (ii) the policies, definitions and operating procedures (including but not limited to "Billing Process", and "Billable Items") set forth in P.O.P. 251 "Subsidiary and Affiliate Billing", shall be followed in connection with the preparation and negotiation of the Projected Annual Budget and the Final Annual Budget.

6.4      ACCOUNTING PROCEDURES

         DISTRIBUTOR and AAL, covenant and agree that: (i) payroll & expense records and procedures, (ii) invoicing procedures; and (iii) the time and manner of charge/expense payment for the Services set forth in this Agreement shall be determined by reference to certain AAL CMC accounting manuals and procedures. Notwithstanding the foregoing, the parties covenant and agree that the provisions of this Agreement pertaining to books and records (e.g. Section 4.4 hereof) shall apply to all transactions relating to Services and the offering and sale of Certificates by DISTRIBUTOR. The parties agree that because of the sensitive and confidential nature of these records and procedures, such records and procedures shall not be disclosed nor disseminated except to authorized accounting and management personnel of AAL and DISTRIBUTOR.

         DISTRIBUTOR and AAL acknowledge that unanticipated conditions may materially change the Final Annual Budget. DISTRIBUTOR and AAL agree that the nature of these unanticipated conditions can be characterized as either a "permanent change" or a "temporary change". For example, a permanent change is the elimination of a Service that DISTRIBUTOR provides pursuant to this Agreement and a temporary change is AAL's assumption of a Service, pursuant to DISTRIBUTOR's request. DISTRIBUTOR and AAL covenant and agree that the accounting treatment for permanent changes shall be redetermined on an annual basis and the accounting treatment for a temporary change shall be as set forth herein. In the event a temporary change occurs, DISTRIBUTOR and AAL covenant and agree that AAL shall be permitted a payment credit towards any outstanding charges/expenses for Services performed by DISTRIBUTOR, for certain services rendered by AAL employees and agents in connection with the offering and sale of the Certificates (e.g. legal or accounting services) ("Services Offset") The relevant terms and conditions of this Agreement shall apply to the Services Offset (e.g. determination for Final Annual Budget, accounting procedures). On a monthly basis during the term of this Agreement: DISTRIBUTOR shall provide written documentation to AAL for Services rendered, and AAL shall provide written documentation to DISTRIBUTOR for Services Offset rendered (collectively, the "Accounting Statements").

         The Accounting Statements shall reasonably itemize and detail the Services and Services Offset provided by each of the parties during the preceding, month. The format for the Accounting Statements shall follow certain CMC accounting procedures.

7.       INDEPENDENT CONTRACTOR

         In performing its duties hereunder, DISTRIBUTOR shall be an independent contractor and neither DISTRIBUTOR, nor any of its officers, directors, employees, or registered representatives is, or shall be, an employee of AAL in the performance of DISTRIBUTOR's duties hereunder. DISTRIBUTOR shall be responsible for the employment, control, and conduct of its officers, agents and employees and for injury to such agents or employees or to others through its agents or employees. DISTRIBUTOR assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employee taxes thereunder.

8.       INDEMNIFICATION

8.1      INDEMNIFICATION OF AAL

         DISTRIBUTOR agrees to indemnify and hold harmless AAL and each of its present or former directors, officers, employees, representatives and each person, if any, who controls or previously controlled AAL within the meaning of
Section 15 of the 1933 Act, against any and all losses, liabilities, damages, claims or expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claims or expense and reasonable legal counsel fees incurred in connection therewith) to which AAL or any such person who may become subject under the 1933 Act, under any other statute, at common law, or otherwise, arising out of the acquisition of any Certificate by any person which may be based upon any wrongful act by DISTRIBUTOR or any of DISTRIBUTOR's directors, officers, employees or representatives, or may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, shareholder report or other information covering the Certificates filed or made public by AAL or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to AAL by DISTRIBUTOR.

         In no case is DISTRIBUTOR's indemnity in favor of AAL, or any person indemnified to be deemed to protect AAL or such indemnified person against any liability to which AAL or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement, or is DISTRIBUTOR to be liable under its indemnity agreement contained in this Section with respect to any claim made against AAL or any person indemnified unless AAL or such person, as the case may be, shall have notified DISTRIBUTOR in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon AAL or upon such person (or after AAL or such person shall have received notice to such service on any designated agent). However, failure to notify DISTRIBUTOR of any such claim shall not relieve DISTRIBUTOR from any liability which DISTRIBUTOR may have to AAL or any person against whom such action is brought otherwise than on account of DISTRIBUTOR's indemnity agreement contained in this Section. DISTRIBUTOR agrees to promptly notify AAL of the commencement of any litigation or proceedings against it or any of its officers, employees or representatives in connection with the issue or sale of the Certificates.

8.2      INDEMNIFICATION OF DISTRIBUTOR

         AAL agrees to indemnify and hold harmless DISTRIBUTOR and each of its present or former directors, officers, employees, representatives and each person, if any, who controls or previously controlled DISTRIBUTOR within the meaning of Section 15 of the 1933 Act, under any other statute, at common law, or otherwise, arising out of the acquisition, or with regard to the terms and conditions, of any Certificates by any person that may be based upon any wrongful act by AAL or any of AAL's directors, officers, employees or representatives (other than DISTRIBUTOR) or any other broker/distributors who are selling Certificates for AAL, may be based upon any untrue statement or alleged untrue statement or a material fact contained in a registration statement, prospectus, shareholder report or other information covering the Certificates or FUND filed or made public by AAL or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such statement or omission was made in reliance upon information furnished to AAL by DISTRIBUTOR. In no case is AAL's indemnity in favor of DISTRIBUTOR, or any person indemnified to be deemed to protect DISTRIBUTOR or such indemnified person against any liability to which DISTRIBUTOR or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement, or is AAL to be liable under its indemnity agreement contained in this Section with respect to any claim made against DISTRIBUTOR or person indemnified unless DISTRIBUTOR, or such person, as the case may be, shall have notified AAL in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon DISTRIBUTOR or upon such person (or after DISTRIBUTOR or such person shall have received notice of such service on any designated agent). However, failure to notify AAL of any such claim shall not relieve AAL from any liability which AAL may have to DISTRIBUTOR or any person against whom such action is brought otherwise than on account of AAL's indemnity agreement contained in this Section. AAL shall be entitled to participate, at its own expense, in the defense, or, if AAL so elects, to assume the defense of any suit brought to enforce any such claim, but if AAL elects to assume the defense, such defense shall be conducted by legal counsel chosen by AAL. AAL agrees to promptly notify DISTRIBUTOR of the commencement of any litigation or proceedings against it or any of its trustees, officers, employees, or representatives in connection with the issue or sale of the Certificates.

9.       AUTHORIZED REPRESENTATIONS

         DISTRIBUTOR is not authorized by AAL to give on behalf of AAL any information or to make any representations in connection with the sale of Certificates other than the information and representations contained in a Registration Statement filed with the SEC under the 1933 Act and/or the 1940 Act, covering the Certificates, the ACCOUNTS, or the FUND, as such Registration Statements may be amended or supplemented from time to time, or contained in shareholder reports or other material that may be prepared by or on behalf of AAL for DISTRIBUTOR's use. This shall not be construed to prevent DISTRIBUTOR from preparing and distributing advertising and sales literature or other material as it may deem appropriate, subject to the requirements of Section 5 above.

10.      AMENDMENT OR ASSIGNMENT OF AGREEMENT

         This Agreement may not be amended or assigned except by written agreement of both parties.

11.      TERMINATION OF AGREEMENT

         This Agreement may be terminated by either party hereto, without the payment of any penalty, on 90 days prior notice in writing to the other party or immediately if agreed upon by both parties.

12.      MISCELLANEOUS

         The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Nothing herein contained shall be deemed to require AAL to take any action contrary to its Charter or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of AAL of responsibility for and control of the conduct of the affairs of AAL. .

13.      DEFINITION OF TERMS

         Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1933 Act, the 1934 Act, the Advisers Act or the 1940 Act shall be resolved by reference to such term or provision and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to such Act.

14.      COMPLIANCE WITH SECURITIES LAWS

         AAL CMC represents that it is registered as an investment adviser under the Advisers Act and agrees that it will comply with all the provisions of the Act and of the rules and regulations thereunder. AAL CMC ,as investment adviser to the Fund and as DISTRIBUTOR, agrees to comply with all of the applicable terms and provisions of the 1933 Act, the 1934 Act, the 1940 Act, the Advisers Act, and all applicable state laws. Each party to the Agreement shall advise the other promptly of (a) any action of the SEC or any authorities of any state or territory, of which it has knowledge, affecting the registration or qualification of the ACCOUNTS or the Certificates, or the right to offer the Certificates for sale or (b) the happening of any event which makes untrue any statement, or which requires the making of any change in any Registration Statement or any current Prospectus or Statement of Additional Information, in order to make the statements therein not materially misleading.

15.      REGULATORY EXAMINATIONS

         DISTRIBUTOR and AAL agree to cooperate fully in any insurance regulatory examination, investigation, or proceeding or any judicial proceeding arising in connection with the Certificates. DISTRIBUTOR and AAL further agree to cooperate fully in any securities regulatory examination, investigation or proceeding or any judicial proceeding with respect to AAL, DISTRIBUTOR, their affiliates and their agents or representatives, to the extent that such examination, investigation or proceeding is in connection with Certificates distributed under this Agreement. DISTRIBUTOR shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether AAL's operations are being conducted in a manner consistent with any applicable laws or regulations.

16.      NOTICES

         Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, to DISTRIBUTOR or to AAL at 222 West College Avenue, Appleton, Wisconsin, 54919-0007.

17.      GOVERNING LAW

         This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives and their respective corporate seals to be hereunto affixed, as of the dates first above written.


     AID ASSOCIATION FOR LUTHERANS           AAL CAPITAL MANAGEMENT CORPORATION


     By: /s/John O. Gilbert                  By: /s/Robert G. Same
         --------------------------              -----------------------------
         John O. Gilbert                         Robert G. Same
         President and                           President
         Chief Executive Officer

     By: /s/Woodrow E. Eno                   By: /s/Frederick D. Kelsven
         --------------------------              -----------------------------
         Woodrow E. Eno                          Frederick D. Kelsven
         Senior Vice President,                  Secretary
         Secretary and General Counsel


                    SCHEDULE A: SCHEDULE OF SALES COMMISSIONS
              To the Principal Underwriting and Servicing Agreement
                              dated January 1, 2000


       INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CERTIFICATES
                                       AND
             SINGLE PREMIUM IMMEDIATE VARIABLE ANNUITY CERTIFICATES

        AMOUNT OF PREMIUM DEPOSIT* COMMISSION
           First $100,000                              2.25%
           Next $150,000                               1.50%
           Next $250,000                               1.00%
           Amounts in excess of $500,000               0.50%

           AGE 80 AND ABOVE*
           First $500,000                              1.00%
           Amounts in excess of $500,000               0.50%


- Commission rate based on size of the individual premium applied. It is not based on cumulative premiums.
- An AUM service fee is payable quarterly.

              FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE CERTIFICATES

COMMISSIONS FOR: Initial issue with NO exchange of other AAL certificate.

      ISSUE AGE         1ST AMOUNT EQUAL TO MFYP      2ND AMOUNT EQUAL TO MFYP
        0-44                    47.5%                          20.5%
         45.                    43.5                           18.5
         46.                    43.0                           18.0
         47.                    42.0                           17.5
         48.                    41.0                           17.0
         49.                    40.0                           16.5
         50.                    39.0                           16.0
         51.                    38.0                           15.5
         52.                    37.0                           15.0
         53.                    36.0                           14.5
         54.                    35.0                           14.0
         55.                    34.5                           13.5
         56.                    34.0                           13.5
         57.                    33.5                           13.5
         58.                    32.5                           13.5
         59.                    31.5                           13.5
         60.                    30.5                           13.5
         61.                    29.5                           13.5
         62.                    28.5                           13.5
         63.                    27.5                           13.5
         64.                    26.5                           13.5
         65.                    25.5                           13.5
         66.                    25.5                           13.5
         67.                    25.5                           13.5
         68.                    24.5                           13.5
         69.                    24.5                           13.5
         70.                    23.5                           13.5
         71.                    23.5                           13.5
         72.                    22.5                           13.5
         73.                    22.5                           13.5
         74.                    21.5                           13.5
         75.                    21.5                           13.5
         76.                    21.5                           13.5
         77.                    21.5                           13.5
         78.                    20.5                           13.5
         79.                    20.5                           13.5
         80.                    20.5                           13.5


COMMISSIONS FOR: Special class rating for certificate issue,  certificate or benefit increase,  or addition of benefits.

                 ISSUE AGE              MFYP FOR RATING
                     All                      70%

COMMISSIONS FOR: Disability  Waiver,  Accidental  Death,  Guaranteed  Purchase
                 Option, or Applicant Waiver included at initial issue, benefit increase or addition of benefit.

                 ISSUE AGE              MFYP FOR BENEFIT/INCREASE
                    All                        70%

SERVICE COMMISSIONS: The servicing registered representative, as determined by
                     AAL, will be paid service commissions at the rate of 2.5 percent on all premiums applied on the certificate.